EXHIBIT 32

Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Apollo Solar Energy, Inc.

A signed original of this written statement required by Section 906 has been provided to Apollo Solar Energy, Inc. and will be retained by Apollo Solar Energy, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

August 19, 2014	/s/ Jingong Pan Jingong Pan (Chief Executive Officer)
August 19, 2014	/s/ Hui Hua Hui Hua (Chief Financial Officer)